Exhibit 99.1

Liberty Global Reports Q3 2023 Results

Improved fixed revenue performance following price rises; return to positive U.K. broadband net adds and continued postpaid momentum

Successfully completed the acquisition of 100% of Telenet; shares fully delisted mid-October

Redomiciliation to Bermuda on track for completion in late November

Repurchased ~$1.3 billion of stock YTD1 representing 15% of shares outstanding; buyback plan increased by $300 million to a target of 18-19% by end of January

Updating full-year revenue guidance at VMO2 to 'stable' vs 'growth'; on track for all remaining 2023 OpCo and Group guidance2 targets

Denver, Colorado: October 31, 2023
Liberty Global plc today announced its Q3 2023 financial results.
CEO Mike Fries stated, “Strategically, we achieved a number of recent milestones to drive future value creation. On our next results call we anticipate providing a longer update on these and other core initiatives that will reduce the significant value gap we perceive in our stock price.

•Earlier today we announced the sale of a minority stake in VMO2's tower joint venture (Cornerstone Telecommunications Infrastructure Limited) for 18.7x Adjusted EBITDA which, upon closing, will deliver ~$435 million of cash proceeds to VMO2.

•In October, we successfully completed the Telenet tender offer and fully delisted the shares. Under full ownership, Telenet will be on a stronger footing by leveraging Liberty Global's scale and expertise as well as our substantial balance sheet.

•We continue executing well on our U.K. fiber strategies and during the quarter we announced the acquisition of Upp, which will ultimately increase the nexfibre JV's 500,000 home footprint by 175,000 premises following integration work by VMO2. Total fiber homes in the U.K., including VMO2's upgrade plans, will approach ~1.5 million by year-end.

•In Ireland, the recent wholesale network access deal with Sky will enhance returns on our upgrade project to deliver over 1 million FTTH homes by the end of 2025.

•In Q3, we also expanded our strategic partnership with Infosys whereby they will assume responsibility for the operational delivery of Liberty Global's entertainment and connectivity platforms, leading to over $100 million of annual run-rate savings in our technology spend.

•Following strong shareholder support for our redomiciliation to Bermuda, we remain on track to complete the move in late November which will enhance agile capital allocation and strategic value creation initiatives going forward.

•And finally, as of October 30, we had repurchased ~$1.3 billion worth of stock, completing our buyback target of 15%. We are announcing today an increase to our buyback program in an amount of ~$300 million to an aggregate of $1.6 billion. When completed, we anticipate that we will have retired 18-19% of our shares outstanding from the beginning of 2023 to the end of January 2024.

Operationally in Q3 we delivered an improved fixed revenue performance across all of our core FMC operations, supported by recent price rises and a return to broadband net adds at VMO2. Postpaid mobile momentum continued with positive or broadly stable net adds across the group and over 100,000 aggregate3 net additions in the quarter. We are confirming today all 2023 OpCo guidance metrics with the exception of VMO2 revenue which moves from 'growth' to 'stable'. We are also confirming the $1.6 billion of Distributable Cash Flow(i) at Liberty Global. Our balance sheet remains robust, with over $5.0 billion of total liquidity4, including $3.5 billion in cash(ii), and no material debt maturities5 until 2028. During Q3, we proactively completed over $1.2 billion of refinancing at VMO2 which will extend the tenor of its long-term debt previously maturing in 2027 out to 2031."

(i)Quantitative reconciliations to cash flow from operating activities for our Distributable Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period. 2023 Distributable Cash Flow guidance reflects FX rates of EUR/USD 1.07, GBP/USD 1.21 and CHF/USD 1.08.
(ii)Including amounts held under separately managed accounts (SMAs).

Q3 Operating Company Highlights

(Consolidated)

Sunrise continues to drive momentum in mobile despite continued headwinds in fixed as a result of the competitive landscape and UPC migration

Operating highlights: In Q3, Sunrise continued to drive commercial momentum in mobile, delivering 29,200 postpaid net adds. On the fixed side, the broadband base contracted by 7,400 net adds in Q3, due to reduced promotions and marketing activity following the price adjustment in July and broader lower market liquidity. FMC penetration remains high at 58% across the Sunrise broadband base.

Financial highlights: Revenue of $859.3 million in Q3 2023 increased 8.8% YoY on a reported basis and decreased 0.8% on a rebased6 basis. The rebased decrease was largely driven by lower handset and roaming revenue that was only partially offset by the July price rise benefit and strong trading momentum in flanker brands. Adjusted EBITDA increased 6.2% YoY on a reported basis and decreased

3.4% on a rebased basis to $311.0 million in Q3 2023, including $2 million of costs to capture7. The rebased decrease was mainly due to (i) the aforementioned decline in revenue and (ii) an increase in hardware costs, partially offset by lower costs to capture. Adjusted EBITDA less P&E Additions of $175.6 million in Q3 increased 19.6% YoY on a reported basis and 9.4% on a rebased basis, including $14 million of opex and capex costs to capture.

Telenet (Consolidated)

Telenet tender offer successfully completed and shares delisted October 13, intend to align capital structure with Liberty Global at ~4-5x Adjusted EBITDAaL going forward

Operating highlights: Telenet's base contracted by 13,500 broadband net adds and 4,000 postpaid mobile net adds in Q3, largely driven by the implementation of the June price increase and a temporary halt to marketing campaigns following IT platform migration issues. FMC penetration remains high at 48% of the broadband base.

Financial highlights: Revenue of $775.2 million in Q3 2023 increased 16.6% YoY on a reported basis and decreased 0.3% on a rebased basis. The rebased decrease was primarily driven by lower production and advertising revenue due to the macro-economic backdrop, partially offset by (i) higher subscription revenue following the June price increase and (ii) an increase in B2B revenue. Adjusted EBITDA increased 7.3% on a reported basis and decreased 2.6% on a rebased basis to $339.8 million in Q3. The rebased decrease was primarily driven by (a) higher staff-related expenses following the mandatory 11% wage indexation and (b) higher costs for outsourced call centers linked to IT platform migration issues. Reported and rebased Adjusted EBITDA less P&E Additions decreased 3.0% and 12.3%, respectively, to $162.7 million in Q3.

(Non-consolidated Joint Venture)

VMO2 delivers customer growth, advances network rollout and improves Adjusted EBITDA growth

Operating highlights: VMO2's fixed customer base returned to positive growth, with 32,500 net adds in Q3, while continued demand for fast, high-quality connectivity drove 40,800 broadband net adds. Postpaid mobile also returned to growth, delivering 50,000 net adds in Q3. The average download speed across the company's broadband base increased 34% YoY to 349Mbps, approximately 5x higher than the national average. During Q3, VMO2 built 250,800 premises, the majority of which were FTTH homes built for the nexfibre JV. Integration is underway following the acquisition of fiber altnet, Upp, in September and its ~175,000 premises will be transferred to the nexfibre JV within the next year. In mobile, VMO2's 5G connectivity expanded to more than 3,200 towns and cities and remains on track to deliver 5G services to more than 50% of the entire U.K. population this year.

Financial highlights (in U.S. GAAP)8: Revenue13 of $3,503.8 million in Q3 2023 increased 15.2% YoY on a reported basis and 1.2% YoY on a rebased basis, primarily due to the net effect of (i) an overall increase in mobile revenue driven by higher service revenue that was partially offset by lower handset revenue, (ii) a decrease in consumer fixed revenue and (iii) a one-time increase of $48 million due to a change in the contract terms with a related-party supplier, with each revenue category as defined and reported by the VMO2 JV. Adjusted EBITDA13 increased 10.4% YoY on a reported basis and 2.4% YoY on a rebased basis to $1,170.9 million, including $27 million of opex costs to capture. The YoY increase in Adjusted EBITDA was primarily due to (a) the realization of synergies, (b) the implementation of price rises and (c) the aforementioned one-time revenue increase, partially offset by higher energy costs and the impact of a Q3 2022 benefit of $35 million related to the resolution of a legal matter. Adjusted EBITDA less P&E Additions13 increased 36.0% YoY on a reported basis and decreased 14.6% YoY on a rebased basis to $483.2 million, including $61 million of opex and capex costs to capture.

Financial highlights (in IFRS): Revenue of £2,769.1 million ($3,503.8 million) on a reported basis in Q3 2023 increased 7.2% YoY on an FX neutral basis and 1.2% YoY on a rebased basis. Q3 Adjusted EBITDA of £1,023.3 million ($1,294.4 million) on a reported basis, including costs to capture, increased 4.4% YoY on an FX neutral basis and 4.5% YoY on a rebased basis. Q3 Adjusted EBITDA less P&E Additions of £423.9 million ($536.4 million) on a reported basis increased 21.6% YoY on an FX neutral basis and decreased 11.7% YoY on a rebased basis. The drivers of these IFRS changes are largely consistent with those under U.S. GAAP detailed above.

For more information regarding the VMO2 JV, including full IFRS disclosures, please visit its investor relations page to access the Q3 earnings release.

(Non-consolidated Joint Venture)

VodafoneZiggo drives financial improvement in Q3 supported by commercial actions and reiterates 2023 guidance

Operating highlights: VodafoneZiggo continues to drive momentum in mobile and convergence, as FMC households9 remained stable at 1.5 million and FMC net adds increased by 13,000 in Q3 to more than 2.6 million, delivering significant Net Promoter Scores along with customer loyalty benefits. Mobile postpaid net adds grew 28,600 to 5.3 million, while mobile postpaid ARPU declined 3.1% YoY, primarily driven by ARPU decline in B2B. The broadband base contracted by 33,900 net adds in the quarter, as a 39,200 decline in Consumer was only partially offset by a 5,300 increase in B2B. Consumer fixed ARPU increased 4.4% YoY as a result of the price increase implemented in July. VodafoneZiggo announced a mobile price indexation of 10% from October to support from Q4.

Financial highlights: Revenue increased 8.0% YoY on a reported basis and 0.1% YoY on a rebased basis to $1,125.2 million in Q3. The stable rebased result was primarily driven by the July price increase in consumer fixed and customer growth in mobile postpaid and B2B fixed, fully offsetting the decline in the consumer fixed base. Adjusted EBITDA increased 3.4% YoY on a reported basis and decreased 4.1% on a rebased basis to $518.3 million in Q3. The rebased decrease was primarily driven by higher energy and wage costs related to inflation. Reported and rebased Adjusted EBITDA less P&E Additions decreased 0.9% and 7.8%, respectively, to $287.5 million in Q3.

Q3 ESG Highlights

In Q3 we continued to advance the priorities underpinning our People Planet Progress strategy.

One such priority is to bring better transparency across our value chain, to mitigate indirect carbon emissions, as well as to ensure responsible business practices that align with those of our own. In September, we joined the Joint Alliance for Corporate Social Responsibility (JAC), the international association of telecom operators dedicated to developing and assessing Corporate Social Responsibility (CSR) standards across the industry's supply chain. As part of JAC, we will collaborate alongside the world's largest telecom providers, conducting and sharing CSR audit reports of our major suppliers. This membership will focus on driving improvements in the different layers of the supply chain through risk mitigation, issue identification, and promoting universal sustainability standards across the sector.

Our focus remains to champion diversity, equity, inclusion and a culture of Belonging. We are committed to enhancing digital equity and engaging with our communities to create positive change for the generations to come. In Q3 we have continued to work with our Employee Resource Groups, providing educational moments for our people to take meaningful action to create a world where everyone belongs. We have also launched our Youth Council, a new body harnessing youth insight and diversifying the perspectives of the business.

Our group companies have also been active throughout the quarter across various social and environmental initiatives contributing to our People Planet Progress agenda:

•VodafoneZiggo demonstrated commitment to inclusivity and our People priorities with its new trial program to tackle the digital divide alongside a number of local NGOs and municipalities in the Netherlands. The offer provides a Digital Participation Package, which will supply financially vulnerable households with internet, a device, and digital guidance

•VMO2 stepped up its support to communities by providing free connectivity to those in need. In partnership with technology charity Jangala, 5,000 WiFi-enabled boxes will be distributed to households, community centers, refuges and homeless shelters across the U.K. This is in addition to their existing commitment to donate 61 million gigabytes of O2 mobile data to the National Databank by the end of 2025

•Telenet and Virgin Media Ireland have progressed their Planet agenda, enhancing renewable energy and efficiency solutions. Both are increasing their number of installed solar panels, with Telenet set to increase fivefold to nearly 700 solar panels at its office headquarters. Virgin Media Ireland is also installing battery storage and moving all large-scale cooling to ‘free-cooling’ for its data centers

•Also on Planet, Sunrise launched a Flex Upgrade Option that promotes the circular economy. With clear benefits for customers, including affordable prices for new devices, the program will help extend the life cycle of a smartphone or tablet through its innovative repair, refurbishment and recycling approach

Liberty Global Consolidated Q3 Highlights
•Q3 revenue(i) increased 6.2% YoY on a reported basis and decreased 4.3% on a rebased basis to $1,854.5 million
•Q3 earnings (loss) from continuing operations decreased 66.2% YoY on a reported basis to $822.7 million
•Q3 Adjusted EBITDA(i) decreased 10.0% YoY on a reported basis and 16.9% on a rebased basis to $597.7 million
•Q3 property & equipment additions(i) were 19.7% of revenue, as compared to 21.3% in Q3 2022
•Balance sheet with over $5.0 billion of total liquidity
◦Comprised of $1.7 billion of cash, $1.8 billion of investments held under SMAs and $1.5 billion of unused borrowing capacity10
•Blended, fully-swapped borrowing cost of 3.5% on a debt balance of $15.3 billion

Liberty Global	Q3 2023	Q3 2022	YoY Change (reported)	YoY Change (rebased)	YTD 2023	YoY Change (reported)	YoY Change (rebased)

Customers
Organic customer net losses	(39,100)	(14,000)	(179.3%)		(84,900)	(124.6%)

Financial
(in millions, except percentages)
Revenue(i)	$1,854.5	$1,746.3	6.2%	(4.3%)	$5,570.9	4.1%	(1.3%)
Earnings (loss) from continuing operations(i)	$822.7	$2,431.7	(66.2%)		$(402.1)	(106.9%)
Adjusted EBITDA(i)	$597.7	$664.0	(10.0%)	(16.9%)	$1,823.6	(8.7%)	(10.4%)
P&E additions(i)	$365.1	$371.7	(1.8%)		$1,107.7	1.7%
Adjusted EBITDA less P&E Additions(i)	$232.6	$292.3	(20.4%)	(25.3%)	$715.9	(21.2%)	(20.5%)

Cash provided by operating activities	$327.1	$540.5	(39.5%)		$1,326.7	(30.3%)
Cash provided (used) by investing activities	$519.9	$(633.5)	182.1%		$(966.4)	(149.6%)
Cash used by financing activities	$(638.1)	$(628.0)	(1.6%)		$(343.1)	88.8%

Full Company[11] Adjusted FCF	$(102.3)	$147.5	(169.4%)		$48.0	(93.3%)
Full Company Distributable Cash Flow	$309.4	$414.4	(25.3%)		$863.2	(11.8%)
______________________

(i)As further described in footnote (ii) to the revenue table in our in our P&L Discussion below, 2023 amounts are impacted by the strategic and operational changes to our T&I Function as a result of our determination to outsource a component of our T&I Function and market certain of our internally-developed software to third parties. Accordingly, during the three and nine months ended September 30, 2023, revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions exclude the benefit of $61.5 million and $92.2 million, respectively, that otherwise would have been reported in such metrics impacting both our consolidated and Central and Other results. As a result, Adjusted EBITDA and Adjusted EBITDA less P&E Additions are comparatively lower in the current periods, however, Adjusted FCF is unaffected.

Customer Growth

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022

Organic customer net additions (losses) by market
Switzerland	(11,100)	(3,200)	(16,900)	(6,800)
Belgium	(20,700)	(7,700)	(46,800)	(17,600)
Ireland	(5,100)	(1,900)	(14,400)	(7,800)
Slovakia	(1,800)	(1,200)	(4,300)	(5,600)
Luxembourg(i)	(400)	—	(2,500)	—
Total	(39,100)	(14,000)	(84,900)	(37,800)

VMO2 JV(ii)	32,500	12,300	28,700	11,700
VodafoneZiggo JV(iii)	(38,600)	(19,500)	(76,000)	(57,300)
______________________

(i)The 2023 amounts relate to our business in Luxembourg as a result of Telenet's January 2023 acquisition of Eltrona.
(ii)Fixed-line customer counts for the VMO2 JV exclude Upp customers.
(iii)Fixed-line customer counts for the VodafoneZiggo JV include certain B2B customers.

Earnings (Loss) from Continuing Operations
Earnings (loss) from continuing operations was $822.7 million and $2,431.7 million for the three months ended September 30, 2023 and 2022, respectively, and ($402.1 million) and $5,789.6 million for the nine months ended September 30, 2023 and 2022, respectively.

Financial Highlights
The following tables present (i) Revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for each of our reportable segments, including the non-consolidated VMO2 JV and VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. During the first quarter of 2023, we changed the terms related to, and approach to how we reflect the allocation of, charges for certain products and services that our centrally-managed technology and innovation function provides to our consolidated reportable segments (the Tech Framework). For additional information, see the Appendix. Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA less P&E Additions are non-GAAP measures. For additional information on how these measures are defined and why we believe they are meaningful, see the Glossary.

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
Revenue	2023	2022(i)	Reported %	Rebased %	2023	2022(i)	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$859.3	$789.8	8.8	(0.8)	$2,482.9	$2,377.3	4.4	(1.2)
Belgium	775.2	665.1	16.6	(0.3)	2,296.7	2,078.6	10.5	1.1
Ireland	125.5	116.1	8.1	—	372.4	365.4	1.9	0.1
Central and Other(ii)	164.3	238.3	(31.1)	(30.4)	615.0	720.2	(14.6)	(10.0)
Intersegment eliminations(iii)	(69.8)	(63.0)	10.8	N.M.	(196.1)	(187.7)	4.5	N.M.
Total	$1,854.5	$1,746.3	6.2	(4.3)	$5,570.9	$5,353.8	4.1	(1.3)

VMO2 JV(iv)	$3,503.8	$3,042.1	15.2	1.2	$10,058.0	$9,642.7	4.3	0.7
VodafoneZiggo JV(iv)	$1,125.2	$1,041.7	8.0	0.1	$3,297.0	$3,237.3	1.8	0.1
______________________

N.M. - Not Meaningful

(i)Amounts have been revised, as applicable, to reflect the retrospective impact of the Tech Framework, as described above and in the Appendix.
(ii)As further described in note 16 to our 10-Q, as a result of our determination to market and sell certain of our internally-developed software to third parties, from May 2023, we recorded proceeds from the licensing and related sale of products from this internally-developed software (including proceeds generated from our arrangements with the VMO2 JV and the VodafoneZiggo JV) against the net book value of our existing internally-developed capitalized software and will continue to do so until that balance is reduced to zero. Accordingly, during the three and nine months ended September 30, 2023, revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions exclude the benefit of $61.5 million and $92.2 million, respectively, that otherwise would have been reported in such metrics impacting both our consolidated and Central and Other revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions. As a result, Adjusted EBITDA and Adjusted EBITDA less P&E Additions are comparatively lower in the current periods, however, Adjusted FCF is unaffected. We will resume recognizing revenue for such licensing and related sale of products once the balance of our internally-developed capitalized software has been reduced to zero. Further, we now expense the costs of development of such software due to the fact that it is now externally marketed to third parties.
(iii)Amounts primarily relate to (i) the revenue recognized within our T&I Function related to the Tech Framework and (ii) for the 2022 YTD period, transactions between our continuing and discontinued operations.
(iv)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's revenue.

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
Adjusted EBITDA	2023	2022(i)	Reported %	Rebased %	2023	2022(i)	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$311.0	$292.8	6.2	(3.4)	$861.1	$850.3	1.3	(4.3)
Belgium	339.8	316.6	7.3	(2.6)	988.7	982.9	0.6	(0.5)
Ireland	45.9	46.3	(0.9)	(7.8)	134.7	141.9	(5.1)	(6.7)
Central and Other(ii)	(83.6)	22.4	(473.2)	N.M.	(115.3)	68.5	(268.3)	N.M.
Intersegment eliminations(iii)	(15.4)	(14.1)	9.2	N.M.	(45.6)	(45.5)	0.2	N.M.
Total	$597.7	$664.0	(10.0)	(16.9)	$1,823.6	$1,998.1	(8.7)	(10.4)

VMO2 JV(iv)	$1,170.9	$1,060.5	10.4	2.4	$3,335.6	$3,515.2	(5.1)	2.3
VodafoneZiggo JV(iv)	$518.3	$501.4	3.4	(4.1)	$1,474.7	$1,530.1	(3.6)	(5.3)
______________________

N.M. - Not Meaningful

(i)Amounts have been revised, as applicable, to reflect the retrospective impact of the Tech Framework, as described above and in the Appendix.
(ii)2023 amounts are impacted by the strategic and operational changes to our Central T&I function as discussed in footnote (ii) to the revenue table above.
(iii)Amounts relate to (i) the Adjusted EBITDA impact to Central and Other of the value attributed to centrally-held internally developed technology that is embedded within our various CPE, as well as any applicable markup, and (ii) for the YTD 2022 period, transactions between our continuing and discontinued operations.
(iv)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA.

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	September 30,				September 30,
	2023	2022(i)	Reported %	Rebased %	2023	2022(i)	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$175.6	$146.8	19.6	9.4	$454.3	$437.8	3.8	(1.4)
Belgium	162.7	167.8	(3.0)	(12.3)	476.6	528.6	(9.8)	(9.4)
Ireland	2.5	10.7	(76.6)	(78.0)	6.7	50.9	(86.8)	(86.8)
Central and Other(ii)	(108.2)	(33.0)	(227.9)	N.M.	(221.7)	(108.0)	(105.3)	N.M.
Intersegment eliminations	—	—	—	N.M.	—	(0.8)	100.0	N.M.
Total	$232.6	$292.3	(20.4)	(25.3)	$715.9	$908.5	(21.2)	(20.5)

VMO2 JV(iii)	$483.2	$355.4	36.0	(14.6)	$1,386.5	$1,461.5	(5.1)	(16.1)
VodafoneZiggo JV(iii)	$287.5	$290.2	(0.9)	(7.8)	$736.9	$846.4	(12.9)	(14.4)
______________________

N.M. - Not Meaningful

(i)Amounts have been revised, as applicable, to reflect the retrospective impact of the Tech Framework, as described above and in the Appendix.
(ii)2023 amounts are impacted by the strategic and operational changes to our Central T&I function as discussed in footnote (ii) to the revenue table above.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA less P&E Additions.

Leverage and Liquidity
•Total principal amount of debt and finance leases: $15.3 billion
•Average debt tenor12: 5.0 years, with ~48% not due until 2029 or thereafter
•Borrowing costs: Blended, fully-swapped cost of debt was 3.5%
•Liquidity: $5.0 billion, including (i) $1.7 billion of cash at September 30, 2023, (ii) $1.8 billion of investments held under SMAs and (iii) $1.5 billion of aggregate unused borrowing capacity under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Revenue and Rebased Revenue, Adjusted EBITDA, Adjusted EBITDA less P&E Additions, Adjusted Free Cash Flow and Distributable Cash Flow, as well as the 2023 financial guidance provided by us and our operating companies and joint ventures; expectations of any macroeconomic dynamics that may be beneficial or detrimental to the company; the timing of any strategic updates that we may provide; our value creation initiatives, including any potential transactions with our assets or operating companies, as well as the timing and expected benefits thereof; expectations with respect to the integration and synergy plans at Virgin Media O2, including the timing, costs and anticipated benefits thereof; our and our affiliates' and joint ventures' plans with respect to network products and services, including with respect to 5G expansion; our proposed redomiciliation from the U.K. to Bermuda, including the timing and anticipated benefits resulting from such a move; our anticipated pricing adjustments in our various markets and the effect that such adjustments will have on our operational and financial results; our, and our operating companies'; the benefits to be realized from the acquisition of Upp by our nexfibre joint venture, including the amount and timing thereof; the benefits to be realized by Virgin Media Ireland following its wholesale network access deal with Sky, including the amount and timing thereof; the savings to be realized from the Company's partnership with Infosys; the aligning of Telenet's capital structure with that of the Company group going forward; commitments and aspirations with respect to ESG, including work to be completed through charities with whom we partner; our share buyback program, including the amount we anticipate spending on such program, as well as the anticipated number of shares to be repurchased, expressed as either a percentage of outstanding shares or in whole numbers; our anticipated investments in our infrastructure and networks; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position); the tenor and cost of our third-party debt and anticipated borrowing capacity; anticipated distributions to be received from our subsidiaries and joint ventures; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ and joint ventures' services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us and our businesses as well as our customers; the effects of changes in laws or regulations; the effects of the U.K.'s exit from the E.U.; general economic factors; our, our affiliates’ and our joint ventures' ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our, our affiliates’ and our joint ventures' ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our, our affiliates’ and our joint ventures' video services and the costs associated with such programming; our, our affiliates’ and our joint ventures' ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates and joint ventures to access the cash of their respective subsidiaries; the impact of our operating companies', affiliates’ and joint ventures' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our, our affiliates’ and our joint ventures' ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our most recently filed Form 10-K, Form 10-K/A and Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program
Our original share buyback plan for 2023 authorized the repurchase of 10% of our outstanding shares as of December 31, 2022, and this was increased to a minimum of 15% in July 2023. As of October 30, 2023, we completed our 15% buyback target and today announced we are now targeting a further repurchase of shares through the end of January 2024 in the amount of approximately $300.0 million. Under the program, Liberty Global may acquire from time to time its Class A ordinary shares, Class C ordinary shares, or any combination of Class A and Class C ordinary shares. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for the Company and other financial institutions with whom the Company has relationships within certain pre-set parameters, and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time and will terminate upon repurchasing the authorized limits unless further repurchase authorization is provided for.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7 billion, while the VMO2 JV and VodafoneZiggo JV generate combined annual revenue of more than $17 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2022 Liberty Global consolidated results (excluding revenue from Poland) and the combined as reported full year 2022 results for the VodafoneZiggo JV and full year 2022 U.S. GAAP results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Bill Myers +1 303 220 6686
Michael Khehra +44 78 9005 0979        Matt Beake +44 20 8483 6428

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2023, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and nine months ended September 30, 2022 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions to the same extent these entities are included in our results for the three and nine months ended September 30, 2023, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E additions of entities disposed of to the same extent these entities are excluded in our results for the three and nine months ended September 30, 2023, (iii) include in our rebased amounts the revenue and costs for the temporary elements of transitional and other services provided to iliad, Vodafone, Deutsche Telekom and M7 Group, to reflect amounts related to these services equal to those included in our results for the three and nine months ended September 30, 2023 and (iv) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2023. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2022 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebase growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebase growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to the 2022 amounts (i) in aggregate for our consolidated reportable segments and (ii) for the non-consolidated VMO2 JV and VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended September 30, 2022			Nine months ended September 30, 2022
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Liberty Global:
Acquisitions and dispositions(i)	$40.6	$(4.9)	$(9.4)	$111.8	$(37.0)	$(46.6)
Foreign currency	151.7	60.3	28.5	181.5	73.7	38.7
Total	$192.3	$55.4	$19.1	$293.3	$36.7	$(7.9)

VMO2 JV(ii):
Acquisitions and dispositions(iii)	$5.9	$(5.9)	$(5.9)	$(20.8)	$(265.7)	$(265.7)
nexfibre construction revenue(iv)	189.8	7.2	7.2	478.0	38.0	38.0
nexfibre construction P&E additions(iv)	—	—	167.3	—	—	424.6
Foreign currency	226.2	82.2	41.6	(106.9)	(28.5)	(6.1)
Total	$421.9	$83.5	$210.2	$350.3	$(256.2)	$190.8

VodafoneZiggo JV(ii):
Foreign currency	$81.9	$38.8	$21.5	$54.8	$26.4	$14.0
______________________

(i)In addition to our acquisitions and dispositions, these rebase adjustments include amounts related to agreements to provide transitional and other services to iliad, Vodafone, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2023 and 2022 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VMO2 JV's and the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, which we do not consolidate, as we hold a 50% noncontrolling interest in the VMO2 JV and the VodafoneZiggo JV.
(iii)Amounts for the YTD period relate to the exclusion of certain handset securitization transactions in Q1 2022, including approximately £32 million ($44 million at the applicable rate) of revenue and £174 million ($233 million at the applicable rate) of Adjusted EBITDA related to restructuring of the legacy O2 securitization structure.
(iv)Amounts relate to the VMO2 JV's construction agreement with the nexfibre JV. Amounts exclude adjustments for other service-related benefits attributable to the overall agreement between the VMO2 JV and the nexfibre JV.

Liquidity
The following table(i) details the U.S. dollar equivalents of our liquidity position at September 30, 2023, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$595.7	$1,797.7	$—	$2,393.4
Telenet	1,136.7	—	682.2	1,818.9
UPC Holding	7.7	—	754.6	762.3
VM Ireland	1.5	—	105.8	107.3
Total	$1,741.6	$1,797.7	$1,542.6	$5,081.9
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iii)Our aggregate unused borrowing capacity of $1.5 billion represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

Summary of Debt & Finance Lease Obligations
The following table(i) details the September 30, 2023 U.S. dollar equivalents of the (i) outstanding principal amounts of our debt and finance lease obligations, (ii) expected principal-related derivative cash payments or receipts and (iii) swapped principal amounts of our debt and finance lease obligations:

		Finance	Total Debt	Principal Related	Swapped Debt
		Lease	& Finance Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions

UPC Holding	$6,263.9	$30.7	$6,294.6	$298.0	$6,592.6
Telenet	5,856.0	4.2	5,860.2	(201.8)	5,658.4
VM Ireland	952.0	—	952.0	—	952.0
Other(iii)	2,218.0	21.2	2,239.2	—	2,239.2
Total	$15,289.9	$56.1	$15,346.0	$96.2	$15,442.2
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amounts for UPC Holding include notes issued by special purpose entities that are consolidated by UPC Holding.
(iii)Debt amount includes a loan of $1,330.7 million backed by the shares we hold in Vodafone Group plc and $859.4 million under LGBH Facility B.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of property and equipment additions of our continuing operations for the indicated periods and reconciles those additions to the capital expenditures of our continuing operations that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	in millions, except % amounts

Customer premises equipment (CPE)	$61.9	$63.9	$201.9	$199.8
New build & upgrade	62.8	32.0	144.6	82.4
Capacity	51.3	56.3	145.8	147.0
Baseline	100.5	107.0	334.3	333.6
Product & enablers	88.6	112.5	281.1	326.8
Total P&E additions	365.1	371.7	1,107.7	1,089.6
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(31.6)	(40.7)	(129.9)	(142.9)
Assets acquired under finance leases	(3.9)	(7.8)	(20.8)	(25.8)
Changes in current liabilities related to capital expenditures	(1.8)	(28.1)	59.2	8.4
Total capital expenditures, net(ii)	$327.8	$295.1	$1,016.2	$929.3

P&E additions as % of revenue	19.7%	21.3%	19.9%	20.4%
______________________

(i)Amounts exclude related VAT of $4.9 million and $7.2 million for the three months ended September 30, 2023 and 2022, respectively, and $14.8 million and $17.0 million for the nine months ended September 30, 2023 and 2022, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Fixed Customer Relationship
The following table provides ARPU per fixed customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Fixed Customer Relationship
	Three months ended September 30,		Increase/(decrease)
	2023	2022	Reported %	Rebased %

Liberty Global	$67.56	$61.62	9.6%	1.7%
Ireland	€63.03	€62.28	1.2%	1.2%
Belgium (Telenet)	€62.46	€60.31	3.6%	4.6%
UPC Holding	€61.39	€62.03	(1.0%)	(1.6%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended September 30,		Increase/(decrease)
	2023	2022	Reported %	Rebased %

Liberty Global:
Including interconnect revenue	$26.81	$26.02	3.0%	(5.5%)
Excluding interconnect revenue	$25.03	$23.80	5.2%	(3.5%)

	Operating Data — September 30, 2023
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Video Subscribers (ii)	Telephony Subscribers(iii)	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(iv)

Consolidated Liberty Global:
Switzerland(v)	2,700,700	1,480,200	1,180,400	1,216,600	952,000	3,349,000	2,442,000	2,839,400
Belgium	3,454,600	1,970,900	1,718,600	1,638,000	948,200	4,304,800	2,673,000	2,915,900
Ireland	971,000	406,700	371,500	233,900	221,300	826,700	136,600	136,600
Slovakia	640,400	178,100	145,200	162,400	87,900	395,500	—	—
Luxembourg(vi)	149,300	49,200	17,000	42,800	9,100	68,900	2,400	2,400
Total Liberty Global	7,916,000	4,085,100	3,432,700	3,293,700	2,218,500	8,944,900	5,254,000	5,894,300

VMO2 JV(vii)	16,197,100	5,824,200	5,708,100			12,799,000	16,103,300	35,065,600
VodafoneZiggo JV(viii)	7,467,100	3,600,200	3,233,600	3,573,500	1,593,000	8,400,100	5,261,500	5,598,100

	Subscriber Variance Table — September 30, 2023 vs. June 30, 2023
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Video Subscribers(i)	Telephony Subscribers(iii)	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(iv)

Organic Change Summary

Consolidated Liberty Global:
Switzerland(v)	13,800	(11,100)	(7,400)	(13,300)	(20,800)	(41,500)	29,200	36,000
Belgium	4,700	(20,700)	(13,600)	(26,700)	(23,900)	(64,200)	(4,000)	(13,300)
Ireland	800	(5,100)	(4,100)	(8,500)	(15,300)	(27,900)	(3,200)	(3,200)
Slovakia	900	(1,800)	(400)	(800)	(500)	(1,700)	—	—
Luxembourg(vi)	600	(400)	100	(600)	300	(200)	—	—
Total Liberty Global	20,800	(39,100)	(25,400)	(49,900)	(60,200)	(135,500)	22,000	19,500

Q3 2023 Liberty Global Adjustments:
Switzerland	—	—	—	—	—	—	27,400	—
Total adjustments	—	—	—	—	—	—	27,400	—

VMO2 JV(vii)	12,600	32,500	40,800			(38,900)	50,000	539,700
VodafoneZiggo JV(viii)	28,800	(38,600)	(33,900)	(38,000)	(65,900)	(137,800)	28,600	27,700

Q3 2023 Joint Ventures Adjustments:
VodafoneZiggo JV	63,000	—	—	—	—	—	—	—
Total adjustments	63,000	—	—	—	—	—	—	—

Footnotes for Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include approximately 44,100 subscribers who have requested and received this service.
(ii)We have approximately 30,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include approximately 154,100 subscribers who have requested and received this service.
(iv)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of September 30, 2023, our mobile subscriber count included approximately 397,400, 242,900, 7,966,200 and 336,600 prepaid mobile subscribers in Switzerland, Belgium, the VMO2 JV and the VodafoneZiggo JV, respectively. Prepaid mobile customers are excluded from the VMO2 JV's and the VodafoneZiggo JV's mobile subscriber counts after a period of inactivity of three months and nine months, respectively. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections, including Smart Metering contract connections. The mobile subscriber count presented above for the VMO2 JV excludes wholesale mobile connections of approximately 9,539,600 that are included in the total mobile subscriber count as defined and presented by the VMO2 JV.
(v)Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”), and following the acquisition of Sunrise, also services homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities. Under these agreements, RGUs are only recognized if there is a direct billing relationship with the customer. Homes passed or serviceable through the above service agreements are not included in Switzerland's homes passed count as we do not own these networks. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to the national footprint.
(vi)Relates to our business in Luxembourg as a result of Telenet's January 2023 acquisition of Eltrona.
(vii)Fixed-line customer counts for the VMO2 JV exclude Upp customers.
(viii)Fixed-line counts for the VodafoneZiggo JV include certain B2B customers and subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes
1YTD represents stock repurchases through October 30, 2023.
22023 Distributable Cash Flow guidance reflects FX rates of EUR/USD 1.07, GBP/USD 1.21, CHF/USD 1.08.
3Represents aggregate consolidated and 50% owned non-consolidated VMO2 JV and VodafoneZiggo JV homes passed, broadband subscribers and postpaid mobile subscribers, as applicable. Aggregate subscribers also includes certain B2B fixed subscribers of the VodafoneZiggo JV.
4Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
5Includes consolidated debt and non-consolidated VMO2 JV and VodafoneZiggo JV debt maturities.
6The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. See the Rebase Information section for more information on rebased growth.
7Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital-related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration-related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
8This release includes the actual U.S. GAAP results for the VMO2 JV for the three and nine months ended September 30, 2023 and 2022. The commentary and YoY growth rates presented in this release are shown on a rebased basis. For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q3 earnings release.
9Converged households or converged SIMs represent customers in either our Consumer or SOHO segment that subscribe to both a fixed-line digital TV and an internet service and Vodafone and/or hollandsnieuwe postpaid mobile telephony service.
10Our aggregate unused borrowing capacity of $1.5 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant September 30, 2023 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will continue to be available under each of the respective subsidiary facilities. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to September 30, 2023.
11The term "Full Company" includes certain amounts that were classified as discontinued operations prior to disposal. We also present Full Company Adjusted Free Cash Flow and Full Company Distributable Cash Flow, consistent with the basis for our full year 2023 Distributable Cash Flow guidance.
12For purposes of calculating our average tenor, total third-party debt excludes vendor financing, certain debt obligations that we assumed in connection with various acquisitions, and liabilities related to Telenet's acquisition of mobile spectrum licenses. The percentage of debt not due until 2029 or thereafter includes all of these amounts.

13The U.S. GAAP YoY growth rates for the VMO2 JV are impacted by rebase adjustments and recurring U.S. GAAP to IFRS accounting differences, as further described and reconciled below.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	in millions

Revenue:
U.S. GAAP revenue	$3,503.8	$3,042.1	$10,058.0	$9,642.7
Rebase adjustments(i)	3.0	195.7	10.4	457.2
U.S. GAAP rebased revenue	3,506.8	3,237.8	10,068.4	10,099.9
U.S. GAAP/IFRS adjustments	—	—	—	—
IFRS rebased revenue	3,506.8	3,237.8	10,068.4	10,099.9
Rebase adjustments(i)	(3.0)	(195.7)	(10.4)	(457.2)
IFRS revenue	$3,503.8	$3,042.1	$10,058.0	$9,642.7

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	$1,170.9	$1,060.5	$3,335.6	$3,515.2
Rebase adjustments(ii)	1.9	1.3	5.8	(227.7)
U.S. GAAP rebased Adjusted EBITDA	1,172.8	1,061.8	3,341.4	3,287.5
U.S. GAAP/IFRS adjustments(iv)	123.5	98.2	334.0	342.1
IFRS rebased Adjusted EBITDA (including costs to capture)	1,296.3	1,160.0	3,675.4	3,629.6
Rebase adjustments(ii)	(1.9)	(1.3)	(5.8)	227.7
IFRS Adjusted EBITDA	$1,294.4	$1,158.7	$3,669.6	$3,857.3

Property & equipment additions:
U.S. GAAP P&E additions	$687.7	$705.1	$1,949.1	$2,053.7
Rebase adjustments(iii)	—	(167.3)	—	(424.6)
U.S. GAAP rebased P&E additions	687.7	537.8	1,949.1	1,629.1
U.S. GAAP/IFRS adjustments(iv)	70.3	44.9	182.7	153.9
IFRS rebased P&E additions (including costs to capture)	758.0	582.7	2,131.8	1,783.0
Rebase adjustments(iii)	—	167.3	—	424.6
IFRS P&E additions	$758.0	$750.0	$2,131.8	$2,207.6

Adjusted EBITDA less P&E additions:
U.S. GAAP Adjusted EBITDA less P&E additions	$483.2	$355.4	$1,386.5	$1,461.5
Rebase adjustments(ii)(iii)	1.9	168.6	5.8	196.9
U.S. GAAP rebased Adjusted EBITDA less P&E additions	485.1	524.0	1,392.3	1,658.4
U.S. GAAP/IFRS adjustments(iv)	53.2	53.3	151.3	188.2
IFRS rebased Adjusted EBITDA less P&E additions (including costs to capture)	538.3	577.3	1,543.6	1,846.6
Rebase adjustments(ii)(iii)	(1.9)	(168.6)	(5.8)	(196.9)
IFRS Adjusted EBITDA less P&E additions	$536.4	$408.7	$1,537.8	$1,649.7
______________________

(i)Revenue rebase adjustments relate to (i) for 2022, the VMO2 JV's construction agreement with the nexfibre JV of approximately $190 million and $478 million, respectively, (ii) for the 2022 YTD period, the exclusion of certain handset securitization transactions in Q1 2022 of approximately $44 million related to restructuring of the legacy O2 securitization structure and (iii) certain transaction adjustments made to reflect the JV's new basis of accounting, which reverse the effect of the write-off of deferred revenue.
(ii)Adjusted EBITDA rebase adjustments relate to (i) for the 2022 YTD period, the exclusion of certain handset securitization transactions in Q1 2022 of approximately $233 million related to restructuring of the legacy O2 securitization structure, (ii) for 2022, the VMO2 JV's construction agreement with the nexfibre JV of approximately $7 million and $38 million, respectively, and (iii) certain transaction adjustments made to reflect the JV's new basis of accounting, which reverse the effect of the write-off of deferred commissions, install costs and deferred revenue.
(iii)P&E rebase adjustments for 2022 relate to the VMO2 JV's construction agreement with the nexfibre JV of approximately $168 million and $425 million, respectively.
(iv)U.S. GAAP/IFRS differences primarily relate to (i) the VMO2 JV's investment in CTIL and (ii) lease accounting.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions. A reconciliation of earnings (loss) from continuing operations to Adjusted EBITDA and Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	in millions

Earnings (loss) from continuing operations	$822.7	$2,431.7	$(402.1)	$5,789.6
Income tax expense (benefit)	(1.7)	64.8	170.0	209.6
Other income, net	(39.8)	(21.7)	(159.5)	(63.0)
Gain associated with the Telenet Wyre Transaction	(377.8)	—	(377.8)	—
Gain on Telenet Tower Sale	—	(7.1)	—	(700.4)
Share of results of affiliates, net	240.8	(501.0)	341.1	(812.6)
Realized and unrealized losses (gains) due to changes in fair values of certain investments, net	(71.5)	2.1	344.8	207.4
Foreign currency transaction gains, net	(664.4)	(1,462.7)	(417.9)	(3,186.4)
Realized and unrealized gains on derivative instruments, net	(177.1)	(546.9)	(193.8)	(1,668.8)
Interest expense	241.4	149.7	656.0	416.8
Operating income (loss)	(27.4)	108.9	(39.2)	192.2
Impairment, restructuring and other operating items, net	(13.7)	6.4	6.6	74.1
Depreciation and amortization	584.0	506.0	1,681.8	1,588.4
Share-based compensation expense	54.8	42.7	174.4	143.4
Adjusted EBITDA	597.7	664.0	1,823.6	1,998.1
Property and equipment additions	(365.1)	(371.7)	(1,107.7)	(1,089.6)
Adjusted EBITDA less P&E Additions	$232.6	$292.3	$715.9	$908.5

Adjusted EBITDA after leases (Adjusted EBITDAaL): We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:

•Adjusted FCF: We define Adjusted FCF as net cash provided by the operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our condensed consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. Net cash provided by operating activities includes cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions of $7.7 million and $9.8 million during the three months ended September 30, 2023 and 2022, respectively, and $23.8 million and $32.0 million during the nine months ended September 30, 2023 and 2022, respectively.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).

We believe our presentation of Adjusted FCF and Distributable Cash Flow, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF and Distributable Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF and Distributable Cash Flow as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Further, our Adjusted FCF and Distributable Cash Flow may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures. Consistent with the basis for our full year 2023 Distributable Cash Flow guidance, the following table provides a reconciliation of our Full Company net cash provided by operating activities to Full Company Adjusted FCF and Full Company Distributable Cash Flow for the indicated periods.

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	in millions

Net cash provided by operating activities	$327.1	$540.5	$1,326.7	$1,954.6
Operating-related vendor financing additions(i)	167.8	165.8	444.5	403.6
Cash capital expenditures, net	(327.8)	(295.1)	(1,016.2)	(945.1)
Principal payments on operating-related vendor financing	(202.0)	(206.8)	(470.9)	(529.2)
Principal payments on capital-related vendor financing	(48.6)	(41.5)	(210.8)	(125.5)
Principal payments on finance leases	(18.8)	(15.4)	(25.3)	(46.7)
Full Company Adjusted FCF	(102.3)	147.5	48.0	711.7
Other affiliate dividends	411.7	266.9	815.2	266.9
Full Company Distributable Cash Flow	$309.4	$414.4	$863.2	$978.6
_______________

(i)For purposes of our condensed consolidated statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended, fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Debt and Net Debt Ratios: Our debt and net debt ratios, which are non-GAAP metrics, are defined as total debt and net debt, respectively, divided by reported net loss for the last twelve months (reported LTM net loss) and Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA). Net debt is defined as total debt less cash and cash equivalents and investments held under SMAs. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements. The following table details the calculation of our debt and net debt to reported LTM net loss and LTM Adjusted EBITDA ratios as of and for the twelve months ended September 30, 2023 (in millions, except ratios):

Reconciliation of reported LTM net loss to LTM Adjusted EBITDA:
Reported LTM net loss	$(5,086.4)
Income tax expense	279.3
Other income, net	(233.7)
Gain associated with the Telenet Wyre Transaction	(377.8)
Gain on Telenet Tower Sale	(0.1)
Share of results of affiliates, net	2,421.5
Realized and unrealized loss due to changes in fair values of certain investments, net	439.2
Foreign currency transaction loss, net	1,361.3
Realized and unrealized loss on derivative instruments, net	283.6
Interest expense	828.5
Operating loss	(84.6)
Impairment, restructuring and other operating items, net	17.6
Depreciation and amortization	2,264.8
Share-based compensation expense	223.1
LTM Adjusted EBITDA	$2,420.9

Debt to reported LTM net loss and LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$15,346.0
Principal related projected derivative cash payments	96.2
Vodafone Collar Loan	(1,330.7)
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$14,111.5

Reported LTM net loss	$(5,086.4)
Debt to reported LTM net loss ratio	(2.8)

LTM Adjusted EBITDA	$2,420.9
Debt to LTM Adjusted EBITDA ratio	5.8

Net Debt to reported LTM net loss and LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$14,111.5
Cash and cash equivalents and investments held under SMAs	(3,539.3)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$10,572.2

Reported LTM net loss	$(5,086.4)
Net debt to reported LTM net loss ratio	(2.1)

LTM Adjusted EBITDA	$2,420.9
Net debt to LTM Adjusted EBITDA ratio	4.4

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMO2 JV's networks in the U.K. and Ireland as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.

Appendix - Supplemental Tech Framework Information

During the first quarter of 2023, we changed the terms related to, and approach to how we reflect the allocation of, charges for certain products and services that our centrally-managed technology and innovation function (our T&I Function) provides to our consolidated reportable segments (the Tech Framework). These products and services include CPE hardware and related essential software, maintenance, hosting and other services. As a result, our consolidated reportable segments now capitalize the combined cost of the CPE hardware and essential software as property and equipment additions. The other services, including maintenance and hosting, continue to be reported as operating costs in the period incurred (included in our Adjusted EBITDA). The corresponding amounts charged by our T&I Function are reflected as revenue when earned. The new Tech Framework is a result of internal changes with respect to the way in which our chief operating decision maker evaluates the revenue, Adjusted EBITDA and property and equipment additions of our consolidated reportable segments. Segment information has been revised, as applicable, to reflect these changes. The following table provides a summary of the impact on the revenue, Adjusted EBITDA and property and equipment additions of our consolidated reportable segments and Central and Other.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	in millions

Increase (decrease) to revenue(i):
Central and Other	$65.4	$60.9	$184.0	$180.8
Intersegment eliminations	(65.4)	(60.9)	(184.0)	(180.8)
Total	$—	$—	$—	$—

Increase (decrease) to Adjusted EBITDA(ii):
Switzerland	$(16.4)	$(9.7)	$(48.3)	$(29.9)
Belgium	(2.2)	(2.1)	(6.6)	(6.5)
Ireland	(6.0)	(3.3)	(18.0)	(10.6)
Central and Other	40.0	29.2	118.5	91.7
Intersegment eliminations	(15.4)	(14.1)	(45.6)	(44.7)
Total	$—	$—	$—	$—

Increase (decrease) to property and equipment additions(iii):
Switzerland	$5.8	$5.3	$17.0	$16.7
Belgium	7.0	6.4	20.8	20.4
Ireland	2.6	2.4	7.8	7.6
Central and Other	—	—	—	—
Intersegment eliminations	(15.4)	(14.1)	(45.6)	(44.7)
Total	$—	$—	$—	$—
______________________

(i)Amounts reflect the revenue recognized within our T&I Function, as well as any applicable markup related to the Tech Framework.
(ii)Amounts reflect the charge to each respective consolidated reportable segment related to the service and maintenance component of the Tech Framework and, additionally for Central and Other, the Adjusted EBITDA impact of the value attributed to centrally-held internally developed technology that is embedded within our various CPE, as well as any applicable markup.
(iii)Amounts reflect the charge to each respective consolidated reportable segment related to the value attributed to centrally-held internally developed technology that is embedded within our various CPE, as well as any applicable markup.

Appendix - Supplemental Adjusted EBITDAaL Information

The following table presents (i) Adjusted EBITDA, (ii) finance lease-related depreciation and interest expense adjustments, (iii) Adjusted EBITDAaL and (iv) the percentage change from period to period for Adjusted EBITDA and Adjusted EBITDAaL on both a reported and rebased basis for each of our reportable segments.

	Three months ended September 30,		Increase/(decrease)		Nine months ended September 30,		Increase/(decrease)
	2023	2022	Reported %	Rebased %	2023	2022(i)	Reported %	Rebased %
	in millions, except % amounts

Adjusted EBITDA:
Switzerland	$311.0	$292.8	6.2	(3.4)	$861.1	$850.3	1.3	(4.3)
Belgium	339.8	316.6	7.3	(2.6)	988.7	982.9	0.6	(0.5)
Ireland	45.9	46.3	(0.9)	(7.8)	134.7	141.9	(5.1)	(6.7)
Central and Other	(83.6)	22.4	(437.2)	N.M.	(115.3)	68.5	(268.3)	N.M.
Intersegment eliminations(ii)	(15.4)	(14.1)	N.M.	N.M.	(45.6)	(45.5)	N.M.	N.M.
Total Adjusted EBITDA	$597.7	$664.0	(10.0)	(16.9)	$1,823.6	$1,998.1	(8.7)	(10.4)

VMO2 JV(iii)	$1,170.9	$1,060.5	10.4	2.4	$3,335.6	$3,515.2	(5.1)	2.3
VodafoneZiggo JV(iii)	$518.3	$501.4	3.4	(4.1)	$1,474.7	$1,530.1	(3.6)	(5.3)

Finance lease adjustments:
Switzerland	$(1.3)	$(1.2)			$(4.2)	$(5.4)
Belgium	(0.5)	(17.9)			(23.7)	(58.4)
Central and Other	(1.9)	(2.0)			(6.0)	(6.0)
Total finance lease adjustments	$(3.7)	$(21.1)			$(33.9)	$(69.8)

VMO2 JV(iii)	$(1.9)	$(2.1)			$(6.0)	$(6.8)
VodafoneZiggo JV(iii)	$(2.9)	$(1.8)			$(7.4)	$(6.6)

Adjusted EBITDAaL:
Switzerland	$309.7	$291.6	6.2	(3.3)	$856.9	$844.9	1.4	(4.3)
Belgium	339.3	298.7	13.6	(2.5)	965.0	924.5	4.4	1.3
Ireland	45.9	46.3	(0.9)	(7.8)	134.7	141.9	(5.1)	(6.7)
Central and Other	(85.5)	20.4	N.M.	N.M.	(121.3)	62.5	N.M.	N.M.
Intersegment eliminations(ii)	(15.4)	(14.1)	N.M.	N.M.	(45.6)	(45.5)	N.M.	N.M.
Total Adjusted EBITDAaL	$594.0	$642.9	(7.6)	(16.9)	$1,789.7	$1,928.3	(7.2)	(9.7)

VMO2 JV(iii)	$1,169.0	$1,058.4	10.4	10.3	$3,329.6	$3,508.4	(5.1)	1.5
VodafoneZiggo JV(iii)	$515.4	$499.6	3.2	(4.2)	$1,467.3	$1,523.5	(3.7)	(5.3)
______________________
N.M. - Not Meaningful

(i)Amounts have been revised, as applicable, to reflect the retrospective impact of the Tech Framework, as described above.
(ii)Amounts relate to (i) the Adjusted EBITDA impact to Central and Other of the value attributed to centrally-held internally developed technology that is embedded within our various CPE, as well as any applicable markup, and (b) for 2022, transactions between our continuing and discontinued operations.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV.

Appendix - Foreign Currency Information

The following table presents the relationships between the primary currencies of the countries in which we operate and the U.S. dollar, which is our reporting currency, per one U.S. dollar:

	September 30, 2023	December 31, 2022

Spot rates:
Euro	0.9454	0.9337
Swiss franc	0.9146	0.9219
British pound sterling	0.8193	0.8265
Polish zloty	4.3689	4.3686

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Average rates:
Euro	0.9192	0.9935	0.9232	0.9412
Swiss franc	0.8835	0.9669	0.9025	0.9518
British pound sterling	0.7900	0.8508	0.8039	0.7974
Polish zloty	4.1389	4.7124	4.2337	4.3972